POWER OF ATTORNEY

TO SIGN FORMS 3, 4 AND 5



     The undersigned director/officer of Anixter International Inc. hereby authorizes John Dul, Bob Grubbs, or Dennis Letham to sign on behalf of the undersigned any Forms 3, 4 and 5 that are required to be filed from time to time with the Securities and Exchange Commission. Such forms shall be completed from the information furnished by me to the Company and the information in the Company's records.

  This authority shall continue in effect until revoked.






  Dated this 1st day of January, 2006.

  Signed:   	Linda Bynoe

  Printed Name: Linda Bynoe